UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 2, 2007 (October 29, 2007)
King Pharmaceuticals, Inc.

(Exact name of registrant as specified in charter)

Tennessee	001-15875	54-1384963

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

501 Fifth Street, Bristol, Tennessee	37620

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (423) 989-8000
N/A

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.
On June 27, 2006, King Pharmaceuticals, Inc. (the “Company”) entered into a Promotion Agreement with Depomed, Inc., a California corporation (“Depomed”), related to Depomed’s Glumetza™ product (the “Promotion Agreement”). Glumetza is a once-daily extended-release formulation of metformin for the treatment of patients with Type II diabetes, which Depomed developed using its proprietary AcuForm™ drug delivery technology. Pursuant to the Promotion Agreement, Depomed granted the Company a co-exclusive right to promote Glumetza in the United States and its possessions, including Puerto Rico (the “Territory”). Depomed was responsible for the manufacture and distribution of Glumetza. Depomed paid a promotion fee to the Company equal to fifty percent of gross margin, as defined by the Promotion Agreement, and the Company delivered a minimum number of annual detail calls to potential Glumetza prescribers and was to maintain a sales force of a certain minimum size. The Company and Depomed created a joint commercialization committee and shared out-of-pocket marketing costs, but each party was responsible for all of its own personnel costs. The term of the Promotion Agreement was five years, with additional one-year renewal periods if agreed upon by the parties.
On October 18, 2007, the Company announced the acceleration of its planned strategic shift to a focus on neuroscience and hospital/acute care products. Following this announcement, the Company and Depomed mutually determined that it was in their best interests to terminate the Promotion Agreement. On October 29, 2007, the parties entered into a Termination and Assignment Agreement (the “Termination Agreement”), wherein the Company agreed to pay a termination payment to Depomed in the amount of approximately $30 million, all of which is included in the Company’s estimated restructuring charge announced on October 18, 2007. Depomed will not pay the Company a promotion fee for the quarter ended December 31, 2007, although the Company will fulfill promotion obligations through December 31, 2007. The parties have established a joint committee to oversee the agreed terms of transition.
A copy of the press release issued in connection with the parties’ announcement of the Termination and Assignment Agreement is attached hereto as Exhibit 99.1 and incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits
     99.1      Press release of King Pharmaceuticals, Inc. October 29, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 2, 2007	KING PHARMACEUTICALS, INC.
	By:	/s/ Joseph Squicciarino
Joseph Squicciarino
Chief Financial Officer

EXHIBIT INDEX

Exhibit
No.	Description
99.1	Press release of King Pharmaceuticals, Inc. dated October 29, 2007.